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EXHIBIT 99.1

Contact:
Phil Cooper	Jim Buckley
Executive Vice President, CFO	Executive Vice President
Charles River Associates Incorporated	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CHARLES RIVER ASSOCIATES ANNOUNCES PRICING OF OFFERING OF
CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

BOSTON—June 16, 2004—Charles River Associates Incorporated (NASDAQ: CRAI) announced today that it has priced $75 million principal amount of its convertible senior subordinated debentures due 2034 in a previously announced private offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). CRA has also granted the initial purchasers of the debentures an option to purchase, within 13 days from the date of issuance, up to an additional $15 million principal amount of the debentures.

CRA intends to use up to $20 million of the net proceeds from this offering to repurchase approximately 622,200 shares of its common stock concurrently with the placement of the debentures. CRA intends to use the remaining net proceeds to repay amounts outstanding under its bank line of credit, for working capital, general corporate purposes, and potentially for future acquisitions.

The debentures will bear interest at a rate of 2.875% per annum and will be convertible, if specified conditions are met, into shares of CRA common stock at a conversion price of $40.00 per share, reflecting a premium of 24.46% relative to the closing price of $32.14 on June 15, 2004. CRA may, under certain circumstances, settle all or a portion of the conversion of the debentures in cash in lieu of shares of CRA common stock.

CRA/2

CRA may elect to redeem all or any portion of the debentures on or after June 20, 2011 at a repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest. CRA may be required to repurchase all or any portion of the debentures, at the option of the holders, on June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029 and upon certain specified fundamental changes, at a price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest. Upon a fundamental change involving a change of control of CRA, CRA may also be required to pay a make-whole premium to the holders of debentures who elect to require CRA to repurchase or convert debentures.

The offering is expected to close on June 21, 2004, subject to the satisfaction of customary closing conditions.

The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Statements in this news release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding CRA's intention to complete the offering, the terms of such offering, the closing date of such offering and the intended uses of the proceeds of any such offering. Information contained in these forward-looking statements is inherently uncertain, and actual events may differ materially. Information on factors that could affect the outcome of these forward-looking statements is included in CRA's most recent Quarterly Report on Form 10-Q filed on April 1, 2004 with the Securities and Exchange Commission and in other filings made by CRA with the Securities and

Exchange Commission from time to time. CRA assumes no obligation and undertakes no duty to update its forward-looking statements to reflect new information or developments.

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CHARLES RIVER ASSOCIATES ANNOUNCES PRICING OF OFFERING OF CONVERTIBLE SENIOR SUBORDINATED DEBENTURES